  Below is the Company's estimate of the size of the markets in which it participates and its estimated share of such markets, all for calendar year 2004:

	Reserve Power	Motive Power	Total
	(in billions except percentage data)
Total Market	$ 2.2	$ 1.7	$ 3.9
EnerSys Share	20%	29%	24% (1)
Geographic split of market:
Americas	31%	37%	34%
EMEA	36%	51%	43%
Asia	33%	12%	23%
End-markets:
Telecom	53%	---	---
UPS	32%	---	---
Reserve Other	15%	---	---
Forklift Trucks	---	95%	---
Motive Other	---	5%	---

(1) The Company's share is estimated to be 27% after acquisition of FIAMM's motive power business.
  Below is the Company's estimated fiscal year 2005 sales split by segment, geography and end market:

	Reserve Power	Motive Power	Total
(in Millions)
Estimated Net Sales	$ 511	$ 572	$ 1,083
Geographic split:
Americas	---	---	$ 450
EMEA	---	---	$ 568
Asia	---	---	$ 65
End-markets:
Telecom	$ 242	---	$ 242
UPS	$ 77	---	$ 77
Reserve Other	$ 192	---	$ 192
Forklift Trucks	---	$ 524	$ 524
Motive Other	---	$ 48	$ 48

  The Company estimates that its incremental raw material costs for lead in fiscal year 2005 was approximately $44 million higher than its costs for lead in fiscal year 2004 based on fiscal year 2005 volume, and its incremental raw material costs for lead in fiscal year 2004 was approximately $8 million higher than its costs for lead in fiscal year 2003 based on fiscal year 2004 volume.

  The Company's operating earnings for fiscal year 2005 is estimated to be $77 million. Reconciliation of pro forma operating earnings (excluding special charges) to operating earnings under U.S. Generally Accepted Accounting Principles ("GAAP"):

	Fiscal 2003	Fiscal 2004	Fiscal 2005
(in Millions)
Operating earnings as reported	$ 55.0	$ 54.6	$ 77.0
Special charges	--	$ 21.1	--
Pro forma operating earnings	$ 55.0	$ 75.7	$ 77.0

This presentation contains information on pro forma operating earnings determined by methods other than in accordance with GAAP. The Company's management uses pro forma operating earnings in their analysis of the Company's performance. This measure, as used by the Company, adjusts operating earnings determined in accordance with GAAP to reflect the elimination of special charges recorded during the periods presented. Specifically, charges relating to restructuring, bonuses and uncompleted acquisition attempts are included in special charges for fiscal year 2004. Management believes presentations of operating earnings reflecting these adjustments provide useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for operating earnings determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP operating earnings that may be presented by other companies.